Exhibit 10-2

MINERAL LEASE AGREEMENT

THIS AGREEMENT is executed this 14th day of April 2005 (the “Execution Date”), to be effective as of the 28th day of April, 2004 (the “Effective Date”), by and between HOWARD J. ADAMS, the owner of an undivided fifty per cent (50%) interest, and J. DAVID MILLER, the owner of an undivided fifty per cent (50%) interest, hereinafter collectively designated as "Owner", and TIMBERLINE RESOURCES CORPORATION, an Idaho corporation, hereinafter designated as "TRC".  Owner and TRC may be referenced collectively as the “Parties” or, singly, as a “Party.”

WHEREAS, Owner holds the entire and exclusive possessory interest, subject only to the paramount title of the United States, to the unpatented lode mining claims situated in Nye County, Nevada, known as the PAC, HD and ACE claim groups (the “Initial Claim Groups”), which are more fully described in Exhibit A attached hereto, and

WHEREAS, Owner and TRC desire to enter into an Agreement whereby TRC shall have the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and materials on or under the Property (defined in Section 1.1 below), and whereby TRC shall have the exclusive option to purchase a portion of Owner’s royalty interest in the Property, all on the terms and conditions as hereunder set forth;

NOW, THEREFORE, in consideration of the foregoing and of the covenants herein expressed, the Parties agree as follows:

1.

PROPERTY DESCRIPTION AND AREA OF INTEREST

1.1

Property and Property Description.   As used in this Agreement, the term “Property” shall mean and include the Initial Claim Groups and any Additional Lands made subject to this Agreement pursuant to Section 1.2 below.  The unpatented mining claims located in Nye County, Nevada, which are subject to this Agreement are described in Exhibit A attached hereto.

1.2

Area of Interest.  Owner and TRC agree that an Area of Interest will be established around the Initial Claim Groups as of the Effective Date.  The Area of Interest shall be defined as that area within one mile of the exterior boundaries of the Initial Claim Groups as such boundaries exist as of the Effective Date.  Any property acquired by either Party (the “Acquiring Party”) within the Area of Interest subsequent to the Effective Date may be included in and subject to this Agreement as if the newly acquired property (the “Additional Lands”) was listed in Exhibit A, subject to and in accordance with the following:

(a)

the Acquiring Party shall provide the other Party (the “Non-Acquiring Party”) written notice of the acquisition, including a description of the Additional Lands and copies of all location certificates or other instruments (including, without limitation, leases, purchase agreements and deeds) (the “Acquisition Documents”) pursuant to which the Additional Lands were acquired;

(b)

if TRC is the Acquiring Party, the Additional Lands shall be deemed to be included in and subject to this Agreement as if the Additional Lands were listed in Exhibit A;

(c)

if Owner (or either of them) is the Acquiring Party, the Additional Lands shall be included in and subject to this Agreement as if the Additional Lands were listed in Exhibit A unless TRC notifies Owner, in writing, within sixty (60) days following TRC’s receipt of Owner’s notice, that TRC declines to include the Additional Lands under this Lease, in which event Owner shall be free to hold and operate such Additional Lands for its own account, free and clear of any claims by TRC; and

(d)

if any Additional Lands made subject to this Agreement pursuant to this Section 1.2 are burdened, as of the date of acquisition, by any royalties on production (including, without limitation, any royalties created by or under the Acquisition Documents) (“Third Party Royalties”), then the royalty payments becoming due to Owner under Section 6 of this Agreement with respect to production from the Additional Lands (but not from the remainder of the Property) shall be reduced by the amount of the Third Party Royalties on such production;

(e)

Following the inclusion of Additional Lands in the Property pursuant to this Section 1.2, the Parties shall take such actions and execute such instruments (including, without limitation, an amendment to this Agreement) as either Party may desire or as may be required under the terms of the Acquisition Documents or applicable law to subject the Additional Lands and the Acquisition Documents to the terms of this Agreement.

1.3

Activities Outside the Area of Interest.  Nothing in this Agreement shall be construed to limit either Party’s right to apply for or otherwise acquire, on its own behalf and without any obligation whatsoever to the other, any right, title or interest whatsoever in or to any real property or mineral interests situated outside of the Area of Interest, and such right, title and interest shall not be subject to this Agreement.

1.4

Relinquishment.  At any time and from time to time during the term of this Agreement, TRC may relinquish to Owner portions of the Property (the “Relinquished Property”) by delivering to Owner a quitclaim deed of TRC’s rights, titles and interests in the Relinquished Property under this Agreement; provided, however, that such obligation shall not extend to properties included in the Property pursuant to Section 1.2 that are held under lease or similar agreement with a third party and to whom TRC has a similar obligation to relinquish such Property.  Upon delivery of such deed, all of TRC’s right, title, interest and obligations with respect to the Relinquished Property shall terminate, except that: (1) TRC shall perform its reclamation obligations under Section 13.3, and (2) if the Relinquished Property includes unpatented mining claims and such mining claims are relinquished after July 1 of any calendar year, TRC shall be required (as provided in Section 15.3) to perform all work and make all filings and payments to the Bureau of Land Management to maintain such claims for that calendar year.

2.

WARRANTIES AND REPRESENTATIONS

Owner represents and warrants to TRC that Owner owns the entire undivided interest in, and has the exclusive possession of, the Property, subject only to the paramount title of the United States; that title to the Property is free and clear of all liens and encumbrances and of all claims and demands whatsoever; and that the Owner has the full right, power, and capacity to enter into this Agreement upon the terms set forth herein.  Owner further represents and warrants to TRC that each of the individuals comprising Owner is either unmarried or his spouse is also a signatory to this Agreement. Owner agrees not to encumber title to the Property while this Agreement is in effect.  The representations, warranties and indemnities of Owner set forth above are the joint and several obligations of each of the persons and entities comprising Owner.

3.

TERM

The term of this Agreement shall be for a period of twenty (20) years from the Effective Date (the “Initial Term”) unless sooner terminated under the provisions of Section 13.  Owner grants TRC the right to renew this Agreement for an additional twenty (20) year period, or for as long as TRC explores or mines the Property, whichever is longer (the “Renewal Term”).  TRC may exercise its right to renew this Agreement by written notice to Owner given at any time prior to expiration of the Initial Term.  The Renewal Term shall be extended for all periods of force majeure, as provided in Section 12.

4.

GRANT OF LEASE AND EXPLORATION AND MINING PRIVILEGE

4.1

Grant.  Owner hereby grants to TRC, for the term specified in Section 3, a lease of the Property, including the exclusive right and privilege of entering upon the Property , to explore, prospect for and mine Minerals (defined in Section 4.2) and Mineral deposits contained upon or within the Property.

4.2

 Definitions.  As used in this Section 4 and elsewhere in this Agreement, the following terms shall have the meanings assigned in this Section 4.2:

"Explore" or "Prospect" shall have reference to entering and conducting all means and methods of search above and below the surface, with or without machinery and equipment, including, but without being limited to:

a)

Conducting geologic, geophysical, geochemical, and other exploration studies and tests.

b)

Digging or excavating pits, adits, shafts, and other types of excavation.

c)

Drilling test holes.

d)

Excavating drill hole sites, sumps, and mud pits.

e)

Constructing roads reasonably required for ingress, egress, access to work and campsites, and communication.

f)

Extracting and removing samples in non-commercial quantities for the purpose of collecting information and making analyses and tests.

g)

Building camp and other facilities to service exploration operations.

 “Mine” shall mean the mining, extracting, producing, handling, milling or other processing of Minerals, and shall include (without limitation) all preparation (other than Exploration) for the removal and recovery of Minerals, including the preparation of a feasibility study, and construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Minerals.

“Minerals” shall mean any and all mineral substances of any nature, metallic or non-metallic, and all related ores and concentrates; excluding, however, oil, gas and other hydrocarbon substances.

5.

PAYMENTS TO OWNER

5.1

TRC Shares.

A.

Initial Shares.  Owner acknowledges receiving 10,000 shares of TRC common stock on January 30th, 2004, pursuant to a Letter of Intent between TRC and Owner (the “Letter of Intent”), and in connection with that certain Mineral Lease Agreement dated April 28,

2004, between the Parties, covering the Initial Claim Groups and the SUN Claims in Nye and Mineral Counties, Nevada, which  Mineral Lease Agreement (the “Original Lease”) is superseded insofar as it relates to the Property covered by this Agreement.

B.

Subsequent Shares.  Owner acknowledges receiving an additional 20,000 shares of TRC common stock, on the Execution Date, pursuant to a Letter Agreement between TRC and Owner (the “Letter Agreement”), relating to the due dates of certain payments in connection with the Property and the Sun Claims in Nye and Mineral Counties, Nevada.  Concurrently with the execution of this Agreement and prior to receiving such shares of stock, Owner shall complete a Subscription Agreement in form and substance satisfactory to TRC.

C.

TRC Shares.  Owner further acknowledges that the stock certificates evidencing the shares of TRC common stock delivered to Owner as described in Section 5.1A and Section 5.1B (the “TRC Shares”) carry a legend indicating that the TRC Shares have not been registered under the Securities Act of 1933 and are restricted securities and that such securities require a one-year holding period before they can be offered for sale.

5.2

Advance Minimum Royalties.

A.  Initial Payment. Owner acknowledges being paid $10,000 on January 30th, 2004, pursuant to the Letter of Intent and to receiving an additional payment of Twelve Thousand Dollars ($12,000.00) upon execution of the Original Lease, for a total initial payment of Twenty-two Thousand Dollars ($22,000.00) (the “Initial Payment”).  The Parties agree that Twelve Thousand Dollars ($12,000.00) (the “Allocated Payment”) of the Initial Payment shall be allocated to this Agreement as the initial payment made in consideration of this Agreement.  The Allocated Payment shall be deemed for all purposes to be an advance minimum royalty payment and shall be fully creditable against production royalties that may become due Owner under Section 6 of this Agreement, regardless of whether production royalties accrue or are made in the same or any subsequent year as the year in which the Allocated Payment was made.

B. Subsequent Payments.  Unless this Agreement has been terminated prior to the dates set forth below, TRC agrees to pay Owner, as an advance minimum royalty, the following on or before the due date:

April 30, 2005

$10,000

March 30, 2006                                                 $15,000

                                     March 30, 2007

$20,000

March 30, 2008 and annually thereafter

$25,000

Provided, however, that in the event TRC elects to drop one of the Initial Claim Groups, the annual payment set forth above will be reduced by $2,500 for each Initial Claim Group dropped.

All advance minimum royalty payments shall be fully creditable against production royalties that may become due Owner under Section 6 of this Agreement regardless of whether such production royalties accrue or are made in the same or any subsequent year as the year in which the advance minimum royalty is paid.

In the event this Agreement is terminated as provided in Section 13, TRC shall have no obligation to make any payment set forth above that occurs after the Agreement has been terminated: however, Owner shall be entitled to receive (and TRC shall be liable for) advance minimum royalties, if any, that have accrued but have not been paid prior to such termination.

C.

 Manner of Payment.  All payments required to be made by TRC to Owner may be made in currency, by draft, or by check of TRC or its agent (at the option of TRC), and said payments shall be made to Owner in the manner and at the addresses specified in Section 16.

6.

ROYALTIES

6.1

Production Royalty.  Subject to Section 7 of this Agreement, TRC agrees to pay to Owner, as a production royalty (the “Royalty”), Three Percent (3%) of the Net Smelter Returns (gold equivalent) (defined in Section 6.2) upon all Minerals mined and removed from the Property. Notwithstanding any provision of this Agreement to the contrary, the Royalty shall be payable only with respect to Minerals that are ultimately and actually recovered and for which TRC receives payment or consideration. TRC shall have no obligation to pay any Royalty whatsoever on Minerals extracted from the Property for testing purposes, including without limitation for bulk samples, assays, geochemical analyses, amenability to milling and recovery determinations, pilot plant tests and test trommel operations unless and until the same are subsequently sold.

6.2

Net Smelter Returns.  The term "Net Smelter Returns" as used herein shall mean the actual sale proceeds received by TRC from the sale of Minerals to a smelter, refinery or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by TRC: (i) the actual costs of freighting or transporting said Minerals from the mine or mill to the point or points of sale (including, without limitation, costs of loading transporting and insuring the ores, metals, minerals and concentrates in transit), unless already deducted by the purchaser; (ii) all charges and costs of or relating to milling, smelting and refining, (including, without limitation, processing, sampling, assaying, and weighing charges), unless already deducted by the purchaser; (iii) all sales, use, gross receipts, severance, and other taxes, if any, payable with respect to the severance, production, removal, sale or disposition of  Minerals from the Property, but excluding any taxes on net income, unless already deducted by the purchaser; (iv) any royalty, production or other similar or related payment or fee that is now or that may in the future be assessed by any federal, state or local governmental entity with respect to the production, processing or sale of such Minerals; (v) Third Party Royalties under Section 1.2(d); and (vi)  any payment to third parties in satisfaction of the royalty, rental or other obligations that are specifically described and identified in Exhibit A hereto (but excluding payments in satisfaction of royalty, rental or other obligations that are not identified in Exhibit A, which payments, if any, shall give rise to rights of TRC arising elsewhere in this Agreement, including without limitation in Sections 2, 11.2, 11.4, and 11.9).  In the event such smelter or other processor is owned or controlled by TRC or any of its affiliates, charges, costs and penalties for such operations shall mean (for the purposes of calculating Net Smelter Returns) the amount that TRC would have incurred if such operations were carried out at facilities not owner or controlled by TRC then offering comparable services for comparable products on prevailing terms.

6.3      Payments.

 A.  Generally.  Royalty payments shall be made by TRC, in accordance with Section 16, on or before the last day of each accounting month of TRC for all Minerals sold during the preceding accounting month by TRC.

B.  Provisional Payments.  In the event that any Royalty becomes due and payable hereunder prior to final settlement with a smelter, refiner or other bona fide purchaser, or prior to TRC’s final determination, in accordance with Section 15.4, of all of the facts necessary to calculate the amount of Royalty payable to Owner with respect to commingled Minerals, then TRC shall pay to Owner a provisional Royalty based upon TRC's then current estimates of such facts and the preliminary settlement with the smelter, refiner or other bona fide purchaser. Payments of provisional Royalty shall be subject to subsequent adjustment in accordance with Section 6.3.C.

C. Adjustments.  In the event that TRC determines that any Royalty payment made pursuant to this Agreement was underpaid or overpaid, then TRC shall correct such overpayment or underpayment by adjustment to the amount of any subsequent payment.

D. Statement. At such time as TRC makes any payment of Royalty or provisional Royalty to Owner, TRC shall provide Owner brief written statement setting forth the manner in which such payment of Royalty or provisional Royalty was calculated.

6.4

Audits.  All Royalty payments made during each calendar year shall be considered final and in full satisfaction of all obligations of TRC with respect thereto, unless Owner gives TRC written notice describing and setting forth a specific objection to the determination thereof within sixty (60) days following the end of the calendar year during which such Royalty payments were paid. During the sixty (60) days period, Owner shall have the right, upon reasonable notice and at a reasonable time, to have TRC’s accounts and records relating to the calculation of the Royalty paid during such calendar year audited by an independent certified public accountant acceptable to Owner and TRC.  If such audit determines that there has been a deficiency or an excess in the payment(s) made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Royalty payment due hereunder, or by direct payment if no monthly production royalty payment follows the audit determination, or such payment is insufficient to fully adjust for such deficiency or excess.  Owner shall pay all costs of such audit unless a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  TRC shall pay the costs of such audit if a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  All books and records used by TRC to calculate Royalty due hereunder shall be kept in accordance with GAAP, consistently applied.  Failure on the part of Owner to make a claim on TRC for adjustment within the sixty (60) days period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

7.

OPTION TO PURCHASE ROYALTY INTEREST

7.1

Option.  Owner hereby grants to TRC, and TRC shall have, the exclusive right and option to purchase up to two percent (2%) of 8/8ths of Owner’s Royalty under Section 6.1 as provided in Section 7.2 and Section 7.3.

7.2

Deemed Purchase.  If, pursuant to Section 8 of this Agreement, TRC performs a minimum of Two Hundred Fifty Thousand ($250,000) worth of Exploration Expenditures (defined in Section 8.2) on, within, or for the benefit of the Property prior to October 1, 2007, then the TRC shall be deemed to have purchased from Owner an undivided one percent (1%) of 8/8ths of Owner’s Royalty (the “Deemed Purchase”), following which:  (i) Owner’s Royalty interest under Section 6.1 shall be reduced by one per cent (1%) of 8/8ths of the Net Smelter Returns; and (ii) upon request by TRC, Owner shall deliver to TRC a duly executed and acknowledged assignment, in the form attached to this Agreement as Exhibit B, of a total one percent (1%) Net Smelter Return Royalty interest in the Property.

7.3

Option to Purchase.

A.

The Option and Option Price.  At any time and from time to time during the term of this Agreement and in addition to its rights under Section 7.2, TRC shall have the exclusive right to purchase from Owner a one per cent (1%) of 8/8ths of Owner’s Royalty interest in the Property as provided in this Section 7.3 (the “Option” or “TRC’s Option”)    TRC may exercise the   Option as to each of the Initial Claim Groups for a cash payment per Initial Claim Group of One Hundred Fifty Thousand Dollars ($150,000) (the “Option Price”).  At such time as TRC exercises the Option as to all of the Initial Claim Groups and for no additional consideration, TRC shall be deemed to have exercised the Option as to any Additional Lands then or thereafter included in the Property.

B.

Exercise of Option and Closing.   In the event that TRC desires to exercise the Option as to one or more of the Initial Claim Groups, it shall deliver written notice of exercise to Owner, which  notice shall specify the Initial Claim Group or Groups as to which the Option is being exercised at that time.  Following Owner’s receipt of TRC’s notice, the closing of the purchase and sale (a “Closing”) of the one percent (1.0%) Royalty interest in the Initial Claim Group or Groups identified in TRC’s notice shall be held at 10:00 a.m. on the date that is ten (10) days following Owner’s receipt of the notice of exercise, at a location in Reno, Nevada, specified by TRC in its notice, unless the Parties otherwise mutually agree.  At the Closing, the following shall occur:   (i) TRC shall deliver to Owner a cashiers’ check or certified funds in the amount of the Option Price for each Initial Claim Group identified in TRC’s notice of exercise; and (ii) Owner shall deliver to TRC a duly executed and acknowledged assignment, in the form attached to this Agreement as Exhibit B, of a total one percent (1%) Net Smelter Return Royalty interest in the  Initial Claim Group or Groups identified in TRC’s notice of exercise.

7.4

Ownership of Royalty.

If the Deemed Purchase under Section 7.2 is made prior to TRC’s exercise of its Option and a subsequent Closing under Section 7.3, then, following such Deemed Purchase and prior to TRC’s exercise of its Option and the subsequent Closing under Section 7.3, the Royalty accruing under this Agreement shall be owned and paid as follows with respect to all of the Property except the Initial Claim Groups comprising the Property as to which TRC’s Option (defined in Section 7.3) has been exercised:

Owner:  two percent (2%) of Net Smelter Returns

TRC:     one percent (1%) of Net Smelter Returns.

If a Closing under Section 7.3 occurs prior to a Deemed Purchase under Section 7.2, then, following such Closing, the Royalty accruing under this Agreement shall be owned and paid as follows with respect to those Initial Claim Groups as to which TRC’s Option has been exercised:

Owner:  two percent (2%) of Net Smelter Returns

TRC:     one percent (1%) of Net Smelter Returns.

If a Closing occurs under Section 7.3 after a Deemed Purchase under Section 7.2, then, following such Closing, the Royalty accruing under this Agreement shall be owned and paid as follows with respect to those Initial Claim Groups as to which TRC’s Option has been exercised:

Owner:  one percent (1%) of Net Smelter Returns

TRC:     two percent (2%) of Net Smelter Returns.

If TRC shall be deemed, pursuant to Section 7.3A, to have exercised the Option as to all of the Additional Lands then or thereafter included in the Property and such deemed exercise occurs prior to a Deemed Purchase under Section 7.2 then, following such deemed exercise, the Royalty accruing under this Agreement shall be owned and paid as follows with respect to all of the Property:

Owner:  two percent (2%) of Net Smelter Returns

TRC:     one percent (1%) of Net Smelter Returns.

If  TRC shall be deemed, pursuant to Section 7.3A, to have exercised the Option as to all of the Additional Lands then or thereafter included in the Property and such deemed exercise occurs after a Deemed Purchase under Section 7.2, then, following such deemed exercise, the Royalty accruing under this Agreement shall be owned and paid as follows with respect to all of the Property:

Owner:  one percent (1%) of Net Smelter Returns

TRC:     two percent (2%) of Net Smelter Returns.

8.

 WORK COMMITMENT

8.1

Work Commitment.   TRC agrees to conduct a minimum of Thirty Thousand Dollars ($30,000) of exploration work on or for the benefit of the Property or any portion of or claim group within the Property during the each Lease Year (defined in Section 8.3) until such time as Minerals are being mined from the Property in commercial quantities.  All Exploration Expenditures (defined in Section 8.2) in excess of the required annual amounts may be carried forward and credited toward the subsequent Lease Year’s work commitment, and all expenditures may be made on or for the benefit of the Property or any portion of or claim group within the Property.  At Owner’s request, TRC shall produce an accounting of monies spent on the Property for exploration work and included in Exploration Expenditures.

8.2

Exploration Expenditures.  For the purposes of this Agreement, “Exploration Expenditures” shall mean and include all direct and indirect costs incurred on or for the benefit of the Property and for Exploration and Prospecting (as defined in Section 4), and for payments authorized, expressly or implicitly, pursuant to this Agreement, including, without limitation, the following:  (a) costs of surveying (including, without limitation, geophysical, geochemical and geomagnetic surveys), mapping, exploration, prospecting, sampling, bulk sampling, drilling, and trenching; (b) costs of operations and payments in connection with obtaining or maintaining exploration or similar or related permits, licenses, approvals, consents or authorizations; (c) costs of  conducting required environmental, wildlife or similar, related or associated studies, reports, analyses or documents; (d) costs of any filing, recording, or other fees paid to perfect or maintain the Property, including, but not limited to, all payments made to the Bureau of Land Management to file,  perfect and maintain the claims comprising the Property; and (e) all other costs incurred in the conduct of other activities that are incidental to, in furtherance of, in preparation for or associated with any or all of the foregoing; provided, however, that the term “Exploration Expenditures” shall not include off-site office or overhead charges.

8.3

Lease Year.  For the purposes of this Agreement, the term “Lease Year” shall mean and refer to the period commencing on March 30 of a calendar year and ending on April 1 of the following calendar year.  The first Lease Year shall be deemed to have commenced on March 1, 2004, and the work commitment for that Lease Year shall be deemed to have been satisfied by the exploration expenditures made by TRC during 2004.

8.4

Payment in Lieu.  In the event that TRC fails to perform the minimum work requirement for any particular Lease Year, TRC may elect, at its sole discretion, to pay Owner the difference between the annual work commitment as set forth in Section 8.1 for the Lease Year in question and the value of the work actually performed during that Lease Year (together with any applicable credit for excess work performed during any previous Lease Year) and, upon such payment, TRC shall be deemed to have satisfied in full the minimum work requirement for that lease year.   In the event TRC fails to perform the minimum work requirements for any particular Lease Year and elects not to make the payment described in the immediately preceding sentence, and subject to TRC’s right to contest the default under Section 13.2, Owner may declare this Agreement terminated by providing written notice thereof to TRC within sixty (60) days after expiration of the Lease Year in question.  If TRC does not timely contest the default or, having timely contested the default, is found by the arbitrators under Section 14 to be in default, Owner’s right of termination shall be the sole remedy and relief available to Owner, and TRC shall not otherwise be liable or responsible for its failure to perform the minimum work requirement.

9.

ACCESS AND INSPECTION

Owner or his duly authorized representatives shall be permitted to enter on the Property and the workings thereon of TRC at all reasonable times for the purpose of inspection, but in such a manner as not to unreasonably hinder the operations of TRC. Owner shall indemnify and hold harmless TRC from and against all claims, demands and liabilities arising from or relating to such entry or inspection, except to the extent caused by TRC’s gross negligence or willful misconduct.

10.

DELIVERY OF DATA

Upon written request given by Owner to TRC within thirty (30) days following termination of this Agreement by either Party, TRC shall furnish Owner, within sixty (60) days of TRC’s receipt of such request, copies of all basic maps, drill logs, engineering and geological data, and other factual data and factual material pertaining to the Property prepared by TRC; provided, however, that:  (1) TRC shall be under no obligation whatsoever to provide Owner with any interpretive or financial information or any information regarding proprietary techniques or processes, and in the event any such information is inadvertently provided to Owner, Owner shall maintain the same as confidential; (2) Owner shall rely and act on all information provided by TRC at Owner’s sole risk; and (3) TRC shall have no liability on account of any such information received or acted on by Owner.  TRC agrees to allow Owner or its agent (duly authorized in writing) to examine, at its place of storage,  any core or drill cuttings from the Property that were retained by TRC after termination of this Agreement.  TRC agrees to notify Owner if TRC chooses to discard any core or cuttings, whereupon Owner shall have thirty (30) days within which to remove, at Owner’s sole cost, such core or cuttings as Owner chooses to remove.  TRC shall not be liable for the loss or destruction of core or cuttings not removed within the said thirty (30) day period.

11.

TITLE

11.1

Provision of Information.  Upon request by TRC, Owner shall promptly furnish to TRC copies of all information in its possession or under its control relating to title to or description of the Property, including without limitation copies of all abstracts and certificates of title, title insurance policies, commitments for title insurance, title reports, memoranda or opinions of counsel, certificates of location, amendments or relocation, prior deeds, contracts, applications for patent, proofs of labor, maps, surveys and documents filed with any local, state or federal governmental agency. TRC shall reimburse Owner for the costs of such copies. Upon execution of this Agreement, Owner shall provide to TRC any and all information in its possession or under its control regarding any existing or past industrial, milling, manufacturing, waste storage, exploration, development, mining, processing or beneficiating use of the Property. Pursuant to this Section 11.1, Owner shall only be obligated to provide to TRC information that is in its possession or under its control, and Owner shall not be obligated to obtain or provide any other information or documents.

11.2

Title Defects and Cure.  If --  (1) in the opinion of TRC’s counsel, Owner’s title is defective or less than as represented in Section 2, or (2) Owner’s title is contested or questioned by any person, entity, or governmental agency -- and if Owner is unable or unwilling to promptly correct the defects or alleged defects in title, TRC may attempt, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect Owner’s title.  In that event, Owner shall execute all documents and shall take such other actions as are reasonably necessary to assist TRC in its efforts to perfect, defend, or protect Owner’s title.  If title is less than as represented in Section 2, then (and only then) the costs and expenses of perfecting, defending, or correcting title (including, but without being limited to, the cost of attorney’s fees and the cost of releasing or satisfying any mortgages, liens, and encumbrances), shall be a credit against payments thereafter to be made to Owner under the provisions of Section 5 and 6, unless the encumbrance or dispute arises from TRC’s failure to perform obligations hereunder (in which case such costs shall be borne by TRC).

11.3

Amendment and Relocation.  TRC shall have the right, at its sole discretion, to relocate, amend or abandon the location of any of the mining claims included in the Property whenever TRC deems such action desirable in order to perfect the mining claims, cure defective locations, include additional ground in the mining claims, convert the mining claims to mill sites or for any other reason. Any such relocation, amendment or abandonment shall be made by TRC as agent for and in the name of Owner, except to the extent such mining claims are part of the Additional Lands included in this Agreement pursuant to Section 1.2 and such claims are owned by a third party. Any new locations resulting from such actions or relocations shall be deemed part of the Property and shall be subject to all of the terms and conditions of this Agreement.  TRC shall have the right to credit against any and all payments to Owner under this Agreement all costs and expenses incurred by TRC in connection with any amendment, relocation or abandonment pursuant to this Section 11.3.

11.4

Lesser Interest.  If the rights and title granted hereunder are less than the rights and full undivided title to the Property as represented in Section 2, then:  (a) all payments to be made to the Owner hereunder shall be reduced to the same proportion thereof as the undivided rights and title granted hereunder; and (2) TRC shall be entitled to offset, against subsequent advance minimum royalties and Royalty payments payable to Owner under this Agreement, the amount of all payments made to Owner in excess of Owner’s proper proportionate share prior to such time as it is determined that Owner owns less than the full undivided title to the Property.

11.5

No Limitation.  Nothing herein contained and no notice or action that may be taken under this Section 11 shall limit or detract from TRC’s right to terminate this Agreement at any time.

11.6

Patent. Upon request by TRC, Owner shall deliver to TRC a full and irrevocable power of attorney authorizing TRC to apply for a United States mineral patent for all or any of the mining claims included in the Property, and Owner agrees not to object to, protest or adverse such application. If TRC, in its sole and absolute discretion, elects to apply for such a patent, application shall be made in Owner's name (unless the mining claims are Additional Lands owned by a third party). Upon request by TRC, Owner shall execute any and all documents in connection with the patent application. Any mineral patent issued with respect to the Property shall become part of the Property subject to all of the terms and conditions of this Agreement.

11.7

Liability.  Lessee at any time may withdraw from or discontinue any action, activity or application undertaken or initiated by it pursuant to Section 11.2, 11.3, or 11.6. Lessee shall not be liable to Owner in any way if Owner is unsuccessful in, withdraws from or discontinues any such action, activity or application.

11.8

Additional and After-Acquired Title. If Owner now owns or subsequently acquires any further right, title or interest in or to the Property, Owner shall promptly provide TRC with written notice thereof, and such right, title and interest shall, without payment of additional consideration, become part of the Property subject to all of the terms and conditions of this Agreement.

11.9

Third Party Claims.   In the event that any person or entity (other than Owner) claims or asserts or appears to hold any right, title or interest whatsoever in or to the Property (including without limitation the minerals in, on or under the Property) production therefrom or this Agreement, then the following shall apply: (i) TRC may deposit in a special escrow account any payments otherwise due Owner; (ii) the sum deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination by a court or administrative body of competent jurisdiction and all appeals have been exhausted or periods of appeal have expired; and (iii) TRC shall have the right to deduct from any advance minimum royalties or Royalty Payments to Owner any amounts that TRC is required to pay to such third parties or that TRC reasonably elects to pay such third parties in satisfaction of their claims.

12.

FORCE MAJEURE

TRC shall be excused from the performance of its obligations of every kind under this Agreement during such period or periods as performance may be rendered impossible by force majeure, with the exception of the making of any payments due as provided in Sections 5, 6 and Section 7.  The time for performance of any obligation shall be extended for a period of time during which such performance was excused by reason of such force majeure.  In addition, the Renewal Term shall be extended for all periods of force majeure. Force majeure shall mean war or war conditions, fire or acts of nature, strikes or other labor controversies, accident, riots or civil commotion, casualty, government regulation or interference, inability to obtain labor, material, or equipment on the open market, delay in transportation, plant breakdown, or any other cause not reasonably within the control of TRC and which, by the exercise of due diligence, TRC is unable, wholly or in part, to prevent or overcome.  Notwithstanding the foregoing, TRC shall not be required to settle any strikes or labor disputes.

13.

TERMINATION

13.1

By TRC.  TRC shall have the right to terminate this Agreement at any time by giving Owner written notice of TRC's election to so terminate.  Upon the giving of such notice, this Agreement shall automatically terminate without further action of the parties, and TRC shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination and those specified in Section 13.3.

13.2

Default/Termination by Owner.  If TRC shall be in default in making any payment or performing any other obligation herein, Owner may give written notice to TRC of such default, setting forth in such notice the nature and details of such default.  Except as provided in Section 8.4 with respect to the annual work commitment, TRC shall have fifteen (15) days after receiving a notice of default to remedy a default in payment, and thirty (30) days after receiving a notice of default with respect to any other default in which to commence to cure such default and thereafter to diligently prosecute such cure until completion. If TRC fails to cure to cure or commence to cure the default within the times specified, or if TRC fails to contest such default by written notice to Owner within fifteen (15) days after receiving a notice of default from Owner, Owner may terminate this Agreement by written notice to TRC.  If TRC contests the existence of a default, the Parties shall submit the matter to arbitration in accordance with Section 14 of this Agreement.  If TRC disputes the default and the matter is submitted to arbitration, this Agreement and all rights granted to TRC under this Agreement shall not be terminated in whole or in part by Owner unless the arbitrators determine that TRC is in default and thereafter TRC fails to cure the default within the period specified in the arbitral decision or sixty (60) days after such default has been confirmed in arbitration, whichever is longer.

13.3

Removal of Equipment/ Reclamation.  Following a termination of this Agreement pursuant to Section 3, 13.1 or 13.2, TRC shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination, except as provided in this Section 13.3.  TRC shall have one hundred and twenty (120) days from the termination of the Agreement to remove all structures, machinery, equipment, and other property of every description placed upon the Property, provided that TRC shall not remove any underground ladders or timbers or stulls required for support of mine openings.  Drill, mining, and other roads, sites, and excavations, made by TRC, need not be restored or filled, but shall be left in safe condition, and said safe condition shall be in full and complete accordance and compliance with all federal, state, county, and local regulations and ordinances pertaining to reclamation and the environment.

13.4

Survival.  Owner’s representations and warranties under Section 2, TRC’s rights under Section 13.3, and such other provisions of this Agreement as may be necessary to effectuate the intention of the Parties as expressed in this Agreement shall survive termination of this Agreement pursuant to Section 3, 13.1 or 13.2.

14.

ARBITRATION

Any controversy or claim arising out of, or in relation to, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall identify the prevailing party and shall award to the prevailing party its legal fees and other costs incurred in resolving the claim or dispute.  Any related hearing or other proceeding shall be held in Reno, Nevada.  The arbitrator(s) shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited AAA Rules provided, that the arbitrators so selected shall be knowledgeable with respect to the mining industry.

15.

OPERATIONS AND RELATED RIGHTS AND OBLIGATIONS

15.1

Conduct of Operations.  TRC shall conduct its operations hereunder in a good and miner-like manner, and shall endeavor in good faith to comply with all applicable laws, rules and regulations. Nothing contained herein shall be construed, and no covenants shall be implied, to require TRC to open or develop any mine or mines on the Property or to perform any exploration, development, or other work thereon at any time that TRC in its discretion determines not to conduct such activities, so long as TRC complies with the express requirements of this Agreement. Whether or not any such exploration, development, mining or other activities shall at any time (whether during the Initial Term or the Renewal Term of this Agreement) be conducted and the location, manner, method, extent, rate and timing of such activities shall be determined within the sole and absolute discretion of TRC.  Whenever TRC deems it necessary or advisable, it may discontinue or resume exploration, or development, from time to time during the term hereof.

15.2

Protection from Liens.  TRC agrees to pay all expenses incurred by it in its operations hereunder and to permit no liens arising from any act of TRC to remain upon the Property, and to indemnify Owner against any liability to third persons resulting from TRC’s operations hereunder.

15.3

Annual Requirements.  TRC agrees to perform all work, filings, and payments required to maintain the Property pursuant to Federal, State, or County laws or regulations during the term of this Agreement.  TRC agrees to pay all annual fees required to maintain the Property to the Bureau of Land Management prior to July 1 of each lease year, and to provide Owner with evidence of such payment.  In the event TRC relinquishes any claims included in the Property pursuant to Section 1.4 prior to July 1 of any year, TRC shall have the obligations set forth in Section 1.4.  All costs incurred under this Section 15.3 shall be Exploration Expenditures.

15.4

Commingling.  TRC shall have the right of mixing or commingling, at any location and either underground, or at the surface, any ores, metals, minerals or mineral products from the Property and other properties, provided that TRC shall determine the weight or volume of, sample, and analyze all such ores, metals, minerals or mineral products before the same are so mixed, or commingled.  The weight or volume, and the analysis so derived, shall be used as the basis of allocation of Net Smelter Return production royalties payable to Owner under this Agreement in the event of a sale by TRC of Minerals so mixed or commingled.

15.5

Cross-Mining Rights and Vertical Boundaries.  TRC shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment, and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon, or under the Property or in, upon, or under other properties owned or controlled by TRC in the area.  Owner and TRC agree that vertical boundaries shall be applicable in determining ownership of Minerals and other materials from the Property.

15.6

Permits and Approvals. Owner understands that TRC may make efforts to obtain permits, licenses, rights, approvals or authorizations from governmental or private persons or entities in connection with the exercise by TRC of its rights under this Agreement. Upon request by TRC, Owner shall assist and cooperate fully with TRC in any such endeavors, including without limitation by the execution of pertinent documents.

16.

NOTICES AND PAYMENTS

16.1

Notices.  Any notice required to be given to Owner hereunder shall be given by registered or certified mail, return receipt requested, addressed as follows:

J. David Miller

13555 Stoneybrook

Reno, Nevada 89511

And

Howard J. Adams

4756 Pine Knolls Lane

Reno, Nevada 89521

and any notice given to TRC shall be given by registered or certified mail, return receipt requested, addressed as follows:

Timberline Resources Corporation

P.O. Box 5034

Spokane, WA 99205

or to such other addresses as hereafter shall be forwarded in writing by either party from time to time.

Except as otherwise provided herein, service or notice or delivery of information shall be effective and complete upon personal delivery, or upon the deposit thereof in the United States mail with postage prepaid and addressed as aforesaid.

16.2

Payments.  Owner, for itself and its heirs, executors, administrators, successors and assigns, agrees that there shall at all times be kept in force with TRC a designation, in writing and duly acknowledged, of the name and address of one agent to receive all payments due hereunder and to acknowledge receipt of same.  TRC may require reasonable evidence that any such designation is duly executed and acknowledged by and delivered on behalf of all the then Owners.  TRC shall not be obliged to deliver more than one check for each payment that becomes due under this Agreement except to replace a check lost or destroyed.  Until the agent designated to receive payments on behalf of Owner is changed as herein provided, TRC shall discharge its obligations to make payments hereunder by tending payment to the agent last duly designated hereunder by Owner.

17.

TAXES.

17.1

Real and Personal Property Taxes.  During the term of this Agreement, TRC shall pay all ad valorem and real property taxes and assessments levied upon, assessed against or relating to the Property and all taxes and assessments levied or assessed upon or against the personal property of TRC or Owner located on or about the Property; provided, that TRC may credit all such taxes paid by it against any and all payments to Owner.

17.2

Taxes Related to Operations.  During the term of this Agreement, TRC shall pay all taxes, assessments and fees imposed or assessed in connection with the production of Minerals from the Property or other activities of TRC pursuant to this Agreement, including without limitation, any net proceeds, production, occupation, sales, severance, privilege, or other similar or related taxes. All such taxes shall be deducted from Net Smelter Returns as provided in Section 6.2.

17.3

Limitations. TRC shall not be obligated to pay any taxes assessments or fees under this Section 17 that are allocable to portions of any year in which this Agreement is not in force. Each of TRC and Owner shall be responsible for payment of income taxes on their own respective incomes.

17.4

Cooperation. Owner shall promptly furnish to TRC all bills, demands, notices or statements received by Owner that relate to any tax, assessment or fee described in this Section 17.

18.

GENERAL

18.1

Memorandum.  The Parties to this Agreement shall execute and record, in the real property records of Mineral County, Nevada, a Memorandum of this Agreement.  In the event of any conflict or inconsistency between this Agreement and the Memorandum, this Agreement shall control.

18.2

Governing Law.  This Agreement shall be governed by the laws of the State of Nevada, and by the laws, rules and regulations of the United States of America applicable to the location and possession of, and title to, the mining claims subject hereto.

18.3

Severability and Construction.  In the event that any court or administrative body (including, for purposes of this Agreement, any arbitrators under Section 14) of competent jurisdiction determines that any provision of this Agreement is unenforceable, illegal or in conflict with any federal, state, or local law, the Parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to reform such provision in such a way as to carry out the intent of the Parties to the maximum extent permissible. However, if the court or administrative body declines to so act, such provision shall be considered severable from the rest of this Agreement the other provisions of this Agreement shall remain unaffected and in full force and effect, and this Agreement shall be construed and enforced as if it did not contain such provision.  The headings used in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

18.4

Whole Agreement.  This Agreement and the attached Exhibits set forth the entire, complete and final agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the Parties with respect to the subject matter of this Agreement, including but not limited to the Letter of Intent and the Original Lease insofar as the Letter of Intent and the Original Lease relate to the Property.

18.5

Assignments and Transfers.  This Agreement and the terms and the conditions hereof shall be freely assignable and shall be binding upon and extend to the successors, heirs, and assigns of the Parties; provided, however, that no transfer, assignment, or division of the advance minimum royalties, Royalty or other monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the Parties.  Upon an assignment or transfer, the assigning Party shall give written notice of such assignment to the non-assigning Party, specifying therein the name(s) of the assignee and the rights, titles and interests assigned.

18.5

Perpetuities.  Notwithstanding any provision of this Agreement to the contrary (including without limitation the provisions of Section 12 pertaining to force majeure), any right or option to acquire any interest in real or personal property under this Agreement (including, without limitation, Royalty interests under Section 7) must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the Effective Date.

18.6

Legal Advice.  Owner expressly acknowledges that it has sought (or has had the opportunity to seek) the advice of Owner’s own legal counsel to assist Owner in negotiating and reviewing this Agreement. Owner expressly acknowledges that Owner is not relying on any oral or written statement (not expressly set forth in this Agreement) made by TRC, its officers, employees or agents regarding any matters pertaining to this Agreement.

18.7

Binding Effect.  All covenants, conditions and terms of this Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives and assigns.

18.8

Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

EXHIBIT "A"

To Mineral Lease Agreement Between

Howard J. Adams and J. David Miller and

Timberline Resources Corporation

Unpatented Lode Mining Claims (the “Property”)

Nye County, Nevada

CLAIM NAME	LOCATION DATE	BLM NMC #	COUNTY RECORDING #
PAC-3	12/20/03	NMC 860329	581024
PAC-4	12/03/04	NMC 889337	616875
PAC-5	12/20/03	NMC 860330	581025
PAC-6	12/20/03	NMC 860331	581026
PAC-7	1/30/04	NMC 860332	581027
PAC-8	12/20/03	NMC 860333	581028
PAC-9	2/16/03	NMC 847185	571744
PAC-10	12/20/03	NMC 860334	581029
PAC-11	12/20/03	NMC 860335	581030
PAC-12	12/20/03	NMC 860336	581336
PAC-13	12/20/03	NMC 860337	581032
PAC-14	1/31/05	NMC 889338	616876
PAC-15	12/04/04	NMC 889340	616878
PAC-16	12/20/03	NMC 860338	581033
PAC-17	12/03/04	NMC 889333	616871
PAC-18	12/20/03	NMC 860339	581034
PAC-19	12/03/04	NMC 889334	616872
PAC-20	12/20/03	NMC 860340	581035
PAC-21	1/31/05	NMC 889335	616873

PAC-22	12/20/03	NMC 860341	581036
PAC-23	12/03/04	NMC 889336	616874
PAC-24	12/04/04	NMC 889339	616877
PAC-25	12/04/04	NMC 889341	616879
PAC-27	12/18/04	NMC 889342	616880
PAC-29	12/18/04	NMC 889343	616881
HD-1	12/20/03	NMC 860342	582420
HD-2	12/03/04	NMC 860343	582421
HD-3	12/20/03	NMC 860344	582422
HD-4	12/20/03	NMC 860345	582423
HD-5	12/20/03	NMC 860346	582424
HD-6	10/04/03	NMC 856534	577106
HD-7	12/20/03	NMC 860347	582425
HD-8	12/20/03	NMC 860348	582426
HD-9	3/12/04	NMC 867310	589703
HD-10	3/12/04	NMC 867311	589704
HD-11	5/10/04	NMC 867312	589705
HD-12	3/12/04	NMC 867313	589706
HD-13	3/12/04	NMC 867314	589707
HD-14	3/12/04	NMC 867315	589708
HD-17	3/12/04	NMC 867316	589709
HD-19	3/12/04	NMC 867317	589710
HD-20	3/12/04	NMC 867318	589711
HD-21	3/12/04	NMC 867319	589712

HD-22	3/12/04	NMC 867320	589713
HD-23	3/12/04	NMC 867321	589714
HD-24	3/12/04	NMC 867322	589715
HD-25	3/12/04	NMC 867323	589716
HD-26	3/12/04	NMC 867324	589717
ACE-01	11/10/03	NMC 860370	582414
ACE-02	11/10/03	NMC 860371	582415
ACE-03	10/03/03	NMC 856535	577103
ACE-04	11/10/03	NMC 860372	582416
ACE-05	11/10/03	NMC 860373	582417
ACE-06	11/10/03	NMC 860374	582418
ACE-07	12/18/04	NMC 892088	616883
ACE-08	3/12/04	NMC 867305	589697
ACE-10	3/12/04	NMC 867306	598698
ACE-12	3/12/04	NMC 867307	589699
ACE-14	3/12/04	NMC 867308	589700
ACE-16	3/12/04	NMC 867309	589701
ACE-18	12/18/04	NMC 892089	616884
ACE-20	12/18/04	NMC 892090	616885
ACE-22	12/18/04	NMC 892091	616886
ACE-24	12/18/04	NMC 892092	616887
ACE-25	12/18/04	NMC 892093	616888

EXHIBIT B

To Mineral Lease Agreement Between

Howard J. Adams and J. David Miller and

Timberline Resources Corporation

ASSIGNMENT OF ROYALTY INTEREST

This Assignment is made this ____ day of ________________, _____, between  HOWARD J. ADAMS, the owner of an undivided fifty per cent (50%) interest, and J. DAVID MILLER, the owner of an undivided fifty per cent (50%) interest, jointly designated herein as "Assignor", and TIMBERLINE RESOURCES CORPORATION, an Idaho corporation, whose address is P.O. Box 5034, Spokane, Washington 99205, as “Assignee.”

Assignor, as “Owner,” and Assignee are parties to that certain Mineral Lease Agreement dated effective as of April 28, 2004 (the “Agreement”), a Memorandum of which was recorded in the ________ County, Nevada, real property records on _______________, 2005, as Reception No. _____, in Book ______, at Page _____, with respect to the unpatented mining claims (the “Property”) situated in _________ County, Nevada, that are more particularly described in the attached Exhibit A.   All capitalized terms used in this Assignment shall have the meanings ascribed to them in the Agreement, unless otherwise defined in this Assignment.

Pursuant to the Agreement, Assignee agreed to pay to Assignor, as Owner, three percent (3%) of Net Smelter Returns upon all minerals mined and removed from the Property (the “Production Royalty”), and Assignor, as Owner, granted TRC the option to purchase  or otherwise acquire up to two-thirds of the Production Royalty.

Assignee has completed the requisite Exploration Expenditures prior to October 1, 2006 and is deemed to have purchased from Assignor one percent of 8/8ths of the Production Royalty.  OR   Assignee has exercised its option to purchase from Owner one percent of  8/8ths of the Production Royalty, and has paid to Assignor, as Owner the Option Price, the receipt and sufficiency of which Assignor acknowledges.  [NOTE:  If Assignee already has acquired a one percent interest by virtue of having made the Exploration Expenditures, then an additional recital should be inserted prior to “Assignee has exercised its option….,” which recital will read:  “Pursuant to the Agreement, upon completion by Assignee of certain Exploration Expenditures, Assignor previously has conveyed to Assignee one percent of 8/8ths of the Production Royalty.”]

NOW, THEREFORE, in consideration of the foregoing, Assignor hereby assigns and conveys to Assignee an undivided one percent of  8/8ths of the Production Royalty, it being understood and agreed that, from and after the date of this Assignment, the Production Royalty shall be owned as follows:

Assignor:  an undivided two percent (2%) of Net Smelter Returns

Assignee:  an undivided one percent (1%) of Net Smelter Returns

[NOTE:  If Assignee previously has been assigned one percent of 8/8ths of the Production Royalty, the above should be changed to read as follows:

Assignor:  an undivided one percent (1%) of Net Smelter Returns

Assignee:  an undivided two percent (2%) of Net Smelter Returns]

Assignor represents and warrants to Assignee that it is the owns the Production Royalty herein assigned to Assignee free and clear of all liens, encumbrances and claims of third parties.

Executed as of the date first set forth above.

ASSIGNOR:      _______________________________

J. David Miller

ASSIGNOR:      _______________________________

Howard J. Adams

ASSIGNEE:

TIMBERLINE  RESOURCES CORPORATION,

 an Idaho corporation

________________________________

By: Stephen Goss, President

STATE OF NEVADA

COUNTY OF ______________

On this, the ____ day of _______________, 20__, before me, the undersigned Notary Public, personally appeared J. David Miller, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS THEREOF I have hereunto set my hand and official seal.

My Commission Expires:

____________________

                         Notary Public

STATE OF NEVADA

COUNTY OF __________________

On this, the _____ day of ________________, 20__, before me, the undersigned Notary Public, personally appeared Howard J. Adams, known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes contained therein.

IN WITNESS THEREOF I have hereunto set my hand and official seal.

My Commission Expires:

________________________

Notary Public

STATE OF WASHINGTON

COUNTY OF SPOKANE

On this, the _____ day of ________________, 20__, before me, the undersigned Notary Public, personally appeared Stephen Goss, known to me to be the President of Timberline Resources Corporation and the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes contained therein on behalf of the corporation.

IN WITNESS THEREOF I have hereunto set my hand and official seal.

My Commission Expires:

________________________

Notary Public